SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT ("Agreement") is made and entered into as of the 31st day of May, 2006, by and between Entrx Corporation (formerly known as Metalclad Corporation (hereinafter "Metalclad")), on the one hand, and Ventana; Ventana Environmental Organizational Partnership, L.P.; North America Environmental Fund, L.P. (hereinafter collectively, “Defendants” or “Ventana”), on the other hand. Metalclad and Ventana are sometimes hereinafter referred to collectively as "the Parties" and individually as a "Party."

RECITALS

A.    On or about November 13, 2000, Metalclad filed a complaint for damages in the Superior Court for the County of Orange, Case No. 00CC13647, (hereinafter the "Complaint"), in which several Ventana entities were named as defendants. Thereafter, the matter was stayed pending an arbitration of the claims in Mexico per the terms of the October 9, 1999 Stock Purchase Agreement between Metalclad and Geologic de Mexico, S. A. de C.V. ("Geologic").

B.    After consideration of various factors, including the high cost of protracted litigation and other economic issues, the parties now consider it to be in their best interests to settle their disputes on the terms and conditions set forth in this Agreement.

C.    Each party hereto is entering into this Agreement voluntarily and after conferring with counsel of its choice, without duress and without any promise or assurance other than as expressly contained in this Agreement.

NOW, THEREFORE, in consideration of and reliance on the mutual promises, covenants, and undertakings contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Defendants shall pay the combined total sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) to Metalclad by certified check made payable to the Julander, Brown & Bollard Client Trust Account within seven (7) business days of execution of this Agreement.

2.    In return for the promises and representations of Defendants contained in this Agreement, Metalclad shall cause a dismissal with prejudice of the Complaint to be filed with the Court within five (5) court days of its receipt of the amount described in Paragraph 1.

3.    The parties expressly acknowledge that time is of the essence in the performance of each of the obligations under this Agreement. Each party also agrees that it will not take any action that would interfere with the performance of this Agreement by the other party or that would adversely affect any of the rights provided for herein.

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4.    Except for the parties rights to enforce the terms and provisions of this Agreement, Metalclad and Ventana, on behalf of themselves and their respective present and former shareholders, officers, directors, employees, representatives, attorneys, agents, successors, assigns, subsidiaries, and divisions, and each and all of them, hereby fully, irrevocably and forever waive, release, and discharge each other and their respective present and former shareholders, officers, directors, employees, representatives, attorneys, agents, successors, assigns, subsidiaries, and divisions, and each and all of them, of, from, and against any and all claims, demands, debts, liabilities, obligations, expenses, damages, actions, causes of action, rights of indemnity, liens, and remedies, of every kind and nature, whether known or unknown, heretofore arising out of, in connection with, or incidental to any act, omission, transaction, agreement, dealings, association, matter, or thing, including the claims that either may have against any the other, including claims that are or could have been included in the Complaint or in any judicial proceeding (civil or penal) in Mexico. The parties released by Metalclad pursuant to this Agreement include Geologic de Mexico, S. A. de C.V. and Carlos Alberto de Rivas Oest.

5.    The parties hereby acknowledge that they have received independent legal advise from attorneys of their choice with respect to the advisability of making the settlement and release provided herein and with respect to the advisability of executing this Agreement. The parties also acknowledge that they have had the opportunity to review this Agreement with legal counsel and that they are familiar with the provisions of section 1542 of the California Civil Code ("section 1542"), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

Each of the parties, being aware of section 1542, hereby expressly waives and relinquishes any right or benefit that such party has or may have under section 1542 pertaining to the matters released herein, and any law or principle of similar effect of any state of territory of the United States, to the full extent that such party may lawfully waive such rights or benefits pertaining to the subject matter of this Agreement. In connection with such waiver and relinquishment, each party acknowledges that it is aware that it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which it or he now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of each party hereto, through this Agreement, fully, finally, and forever to settle and release all such matters, and all claims relative thereto, which do now exist, may exist, or heretofore have existed between and among the parties hereto. In furtherance of such intention, the release herein given shall be, and remain in effect as, a full and complete release of such matters notwithstanding the discovery of the existence of any additional claims or facts relating thereto.

6.    Notwithstanding the preceding paragraph, nothing herein shall be construed to limit or restrict the claims Metalclad currently has or may have against the other defendants named in the Complaint, namely, Javier Guerra Cisneros and Promotora Industrial Galeana, S.A. de C.V.

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7.    Each party represents, warrants, and covenants that such party has made no assignment and will make no assignment of any claims, causes of action, rights of action or any rights of any kind whatsoever, embodied in any of the claims released under the terms and provisions of this Agreement.

8.    This Agreement shall bind and inure to the benefit of the parties, the parties' respective agents, servants, employees, shareholders, successors, assigns, heirs, executors, administrators, and estates of each of them.

9.    The parties agree that this Agreement is a settlement of disputed claims, and neither this Agreement nor the furnishing of the consideration for this Agreement shall constitute or be construed as an admission of liability or wrongdoing on the part of any party, or be admissible as evidence in any proceeding other than for enforcement of this Agreement or based on the inaccuracy of the representations of any party provided for by this Agreement.

10.    The parties agree that the terms of this Agreement are strictly confidential. The parties agree that they will not disclose the terms of this Agreement to any third party (with the exception of any applicable taxing or governmental authorities which require such disclosure or to outside accountants for tax preparation purposes) without the prior written consent of the other Parties hereto.

11.    Each of the undersigned represents and warrants that he or she has the authority to bind the entity or persons on behalf of whom he or she is signing to the terms and obligations of this Agreement, and that to the extent necessary, the execution and performance of this Agreement has been duly authorized and approved by its respective Board of Directors, or other control person/entity.

12.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The parties may also execute this Agreement, transmitting the same by facsimile, in which event a facsimile signature of any one of the parties shall be treated as an original signature until such time as the original signature is received by the opposing parties' counsel at the addresses set forth in paragraph 18 below.

13.    The signature of each of the parties to this Agreement signifies their agreement and approval of each and all of the terms of the Agreement, which constitutes the entire understanding of the parties with respect to the subject matter herein, and there are no representations, warranties, or promises other than those contained herein. This Agreement may not be changed, modified, or amended except by written agreement executed by all parties.

14.    In the event any part or provision of this Agreement, for any reason, shall be declared invalid, such decision shall not effect the validity of any remaining portion of this Agreement, which remaining portion shall remain in complete force and effect as if this Agreement had been executed with the invalid portion thereof eliminated.

15.    Each party to this Agreement shall take any and all action necessary, appropriate or advisable to execute and discharge that party's responsibilities and obligations created by the provisions of this Agreement and further to effectuate and carry out the intent and purposes of this Agreement and the transactions contemplated by the provisions of this Agreement.

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16.    Each party to this Agreement will bear its own costs, expenses and attorney's fees incurred and/or arising out of or in any way connected with the circumstances in dispute which are the subject matter of this Agreement

17.    The parties agree that in the event litigation becomes necessary to enforce the terms of this Agreement, such action shall be filed in the State of California, County of Orange and the parties hereby agree to submit to the jurisdiction of the Superior Court for the State of California for that limited purpose. Should any party hereto institute an action to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party or parties all reasonable costs and expenses incurred, plus reasonable attorneys' fees for services rendered to the prevailing party, in connection therewith.

18.    If any notice or other document must be delivered or served in connection with this Agreement, such delivery or service must be made to the parties at the addresses indicated below unless written notification is given changing the place or person to whom the notice or other document is to be given:

FOR Metalclad:
William C. Bollard
Julander, Brown & Bollard
2 Park Plaza, Suite 450
Irvine, CA 92614

FOR Ventana:
Kenneth S. Klein, Esq.
Foley & Lardner LLP
402 West Broadway, Suite 2300
San Diego, CA 92101

19.    Failure of any party to require the performance of any term in this Agreement, or the waiver by any party of any breach thereof, shall not prevent subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

20.    This Agreement shall be interpreted and construed in accordance with the laws of the State of California without regard to any conflict of laws. The parties further agree that the provisions of this Agreement shall be interpreted in accordance with the fair meaning thereof, and not strictly for or against any of the parties hereto. Both parties have participated in the drafting of this Agreement which, accordingly, shall not be interpreted against either party.

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IN WITNESS WHEREOF, the parties voluntarily and freely execute this Agreement all as of the date and year first set forth above.

Dated: 5/31/06
Entrx Corporation (formerly known as Metalclad Corporation)

By: /s/
Its:  CFO

Dated: 5/26/06
Ventana Environmental Organizational Partnership, L.P.

By: /s/
Its: Managing Partner

Dated: 5/26/06
North America Environmental Fund, L.P.

By: /s/
Its:  Managing Partner

Dated: 5/26/06
Ventana Global

By: /s/
Its: President

(Signatures Continued on Following Page)

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APPROVED AS TO FORM AND CONTENT:

Dated: 5/31/06
Attorney for Metalclad

By: /s/
     William C. Bollard

Dated: 5/30/06

Attorney for Ventana

By: /s/
      Kenneth S. Klein

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